BOGEN COMMUNICATIONS INTERNATIONAL INC. ACQUIRES ADDITIONAL 33% OF SPEECH
                                   DESIGN GmbH

            Speech Design Becomes a Wholly-Owned Subsidiary of Bogen

Ramsey, NJ, May, 20 1998--Bogen Communications International, Inc. (AMEX:BGN) ("Bogen") today announced that it has completed the acquisition of the 33% equity interest of Speech Design GmbH ("SD") held by the current managing directors. Bogen paid approximately $4.4 million in cash and 458,000 in restricted common shares of Bogen. As a result of the transaction Speech Design becomes a wholly-owned subsidiary of Bogen. The minority shareholders, Kasimir Arciszewski and Hans Meiler, who are the co-founders and co-managing directors of the Company, will remain as the co-managing directors under long-term employment contracts, and will also be significant shareholders of Bogen. Mr. Arciszewski will join Bogen's Board of Directors. The transaction is expected to be accretive to Bogen's earnings per share.

Speech Design is headquartered in Munich, Germany, and is a leading European manufacturer of small to mid-size voice-mail and related systems. As a result of this transaction, Bogen will consolidate all the results of SD, including the net profit and gain from added cash flow and joint tax planning.

Following are the financial results of Speech Design for the fiscal years 1996 and 1997:

                         Dec 31, 1996     Dec 31, 1997
                         ------------     ------------
Revenue                  $15,582,000      $18,045,000
Gross Profit             $ 8,309,000      $ 9,446,000
EBITDA                   $ 1,930,000      $ 3,313,000
Profit before Tax        $ 1,154,000      $ 2,677,000

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Jonathan Guss, Chief Executive Officer of Bogen, commented: "Raising our ownership in Speech Design from 67% to 100% is a terrific opportunity for Bogen, enabling the Company to work with SD to take advantage of the opportunities arising from the integration of the two businesses. We also believe that Speech Design's management team will now bring substantial strengths to Bogen as a whole. Over the last few years, SD has been the fastest growing division of Bogen, and this transaction reinforces our commitment to capitalize on further growth opportunities presented by the ongoing economic unification of Europe. By virtue of its strong position in the rapidly growing European voice-mail market, Speech Design provides Bogen with a second major platform for future internal and acquisition-related growth."

Mr. Kasimir Arciszewski added: "Hans and I are very excited to become full partners of Bogen's senior management team, and to join forces for Bogen/Speech Design's growth. Speech Design has rapidly become a European market leader in small-to-medium size voice-mail and related systems, with a marketing presence in 11 countries and strong relationships with major PBX (telephone switch) vendors. We see many potential opportunities in the Computer Telephony fields that should enable Bogen and Speech Design to accelerate their growth. On a personal note, I am very happy to join Bogen's Board of Directors and to provide my experience in the European telecommunications market."

Bogen Communications International, Inc., based in Ramsey, New Jersey, and in Munich, Germany, develops, manufactures, and markets telecommunications peripherals and sound processing equipment. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including potential acquisitions and divestitures, and other risks detailed from time to time in Bogen's reports on file at the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 1997, and Bogen's form 10-Q for the fiscal quarter ended March 31, 1998.

Bogen(R) is a registered trademark of Bogen Communications, Inc. and Speech Design(R) is a registered trademark of Bogen Communications international, Inc. Copyright 1998, All Rights Reserved, Bogen Communications, Inc.

Contact:

    Bogen Communications International Inc.
    Yoav M. Cohen
    Senior Vice President, CFO
    201-934-8500 ext. 1261
    or
    Jonathan Guss
    CEO
    201-934-8500 ext. 1214